Mail Stop 3561
                                                          September 6, 2018

Nicholas Campanella
Chief Financial Officer
Sun Pacific Holding Corp
215 Gordon's Corner Road, Suite 1a
Manalapan NY 07726

       Re:    Sun Pacific Holding Corp
              Form 10-K for Fiscal Year Ended December 31, 2017
              Filed April 2, 2018
              File No. 000-51935

Dear Mr. Campanella:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Lyn Shenk

                                                          Lyn Shenk
                                                          Branch Chief
                                                          Office of
Transportation and Leisure